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                                  PRESS RELEASE

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    Blue River Bancshares, Inc. - 29 East Washington Street, P. O. Box 927 -
                           Shelbyville, Indiana 46176

For Immediate Release


Date:       October 18, 2001
Contact:    Lawrence T. Toombs, President
            Blue River Bancshares, Inc.
            (317) 398-9721


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         BLUE RIVER BANCSHARES DIVESTS TWO BRANCHES LOCATED IN FT. WAYNE


(Shelbyville, IN) The board of directors of Blue River Bancshares (Nasdaq: BRBI) and its wholly-owned subsidiary, Shelby County Bank, today announced that it has entered into a definitive agreement for the sale of two of the bank's branches located in Fort Wayne, Indiana which are operated under the name of First Community Bank of Fort Wayne.

The agreement between Shelby County Bank and Community First Bank & Trust, a subsidiary of First Financial Bancorp of Hamilton, Ohio (Nasdaq: FFBC), is for the sale of all the assets and a portion of the liabilities of the First Community Bank branches. The parties anticipate the closing to occur on or about December 31, 2001.

Larry Toombs, President of Blue River Bancshares and Shelby County Bank stated that this transaction is a major, positive move in restructuring and revitalizing the company. "This was not a quick decision, but due to the events of the past year it is one which the board deemed necessary to the long-term strategic plans of the company.

The transaction, when completed will have a positive and continuing impact on bank earnings; will further improve the capital position of the bank; and, will allow the bank to use its present capital to grow within local markets.

Mr. Toombs further commented that Community First was selected in part because of their community bank culture and strong customer service. All employees of First Community Bank branches will remain with Community First, another important aspect of the transaction.

Chairman of the Board Steve Abel stated that serving Shelby County is the continuing goal of the company and that this transaction will allow management to concentrate on the Shelby County and south central Indiana marketplace. "Blue River Bancshares and Shelby County Bank will focus on the service it can continue to provide as the only locally managed banking operation in Shelby County. The bank will continue to look to improve it's overall operations and will be in a better position to take advantage of opportunities which may arise in the future."

Statements in this press release which express "belief", "intention", "expectation" or "prospects", a well as other statements which are not historical fact, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve certain risks, including regulatory approval of the transaction, and other uncertainties.